Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-197078) dated June 27, 2014;
(2)
Registration Statement (Form S-8 No. 333-214297) dated October 28, 2016;
(3)
Registration Statement (Form S-3 No. 333-216781) dated March 17, 2017;
(4)
Registration Statement (Form S-8 No. 333-238034) dated May 6, 2020;
(5)
Registration Statement (Form S-8 No. 333-251892) dated January 5, 2021; and
(6)
Registration Statement (Form S-8 No. 333-258523) dated August 5, 2021 of our reports dated February 28, 2024, with respect to the consolidated financial statements and schedule of Metallus Inc. and the effectiveness of internal control over financial reporting of Metallus Inc., included in this Annual Report (Form 10-K) of Metallus Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Cleveland, Ohio

February 28, 2024